Exhibit 10.15 Arrangement Regarding Retirement Benefits for Robert A. Armitage

Since Mr. Armitage will not be eligible to receive a retirement benefit from The Lilly Retirement Plan at age 60, Lilly has agreed to offer him a special retirement benefit, provided that he works at Lilly until age 60. The benefit will be calculated using the Retirement Plan benefit formula that yields the highest payment based on his actual years of service and age at the time he leaves Lilly, but at a minimum will provide an annual benefit of $75,000. Should he continue to work at Lilly until he is eligible to receive a retirement benefit under the Retirement Plan, he will receive a benefit from such plan in lieu of the benefit described above at the time of his retirement.